Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc., General Partner of TC PipeLines, LP

We consent to the incorporation by reference in the registration statement (Nos. 333-141488 and 333-156114) on Form S-3 of TC PipeLines, LP of our report dated January 27, 2009, with respect to the consolidated balance sheets of Great Lakes Gas Transmission Limited Partnership and subsidiary (consolidated) as of December 31, 2008 and 2007, and the related consolidated statements of income and partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP

Houston, Texas

February 26, 2009